FUSION	Andrew Lewin
CONTACT:	212-972-2000
alewin@fusiontel.com

INVESTOR	BPC Financial Marketing
CONTACT:	John Baldissera
800-368-1217

MEDIA	Rubenstein Associates
CONTACT:	Rob Solomon
212-843-8050
rsolomon@rubenstein.com

Fusion Acquires Proprietary SIP Peer-to-Peer Technology That Avoids Routing
Internet Phone Calls Through Network Of Users’ Computers

Fuels Commercial Viability of Peer-to-Peer models in VOIP Arena

New York, N.Y., February 28, 2006 -- Fusion Telecommunications International, Inc., (FSN:AMEX) today said it has acquired proprietary intellectual property that will allow Directed Peer-to-Peer Internet phone connections between session initiation protocol (SIP)-enabled devices without the need to route the calls through a network of third-party computers.

The technology, which took more than five years to develop, incorporates a unique approach that builds upon globally accepted VoIP standards and seamlessly integrates with Fusion’s carrier-class back-office infrastructure. It allows customers to make calls between any combination of computers, Internet connected telephones, wireless devices and other SIP enabled hardware. When placing a call using Fusion’s Directed SIP Peer-to-Peer (DSP) technology, customers automatically access a central registry for authentication, greatly enhancing security when compared to many peer-to-peer alternatives. A very sophisticated and powerful routing engine then facilitates a connection directly between calling parties (peer-to-peer) without having to go through another user’s calling device or series of calling devices, as is required in other peer-to-peer models. Connections can be accomplished from any location worldwide, and typically occurs in a fraction of a second.

“This technology will give Fusion the opportunity to expand its existing suite of paid service offerings and participate in the growing peer-to-peer telephony market segment through our Efonica brand, including the free call segment now dominated by Skype,” said Matthew Rosen, President and Chief Operating Officer of Fusion. “Combining DSP technology with our carrier-class network infrastructure positions Fusion to deliver services that are not commonly available in a peer-to-peer environment. In addition, Fusion’s network architecture gives our customers maximum flexibility because a computer is not required for our services to work.”

SIP BECOMING UNIVERSALLY ACCEPTED

“SIP is quickly becoming the de facto VoIP standard for communication between VoIP hardware devices such as ATAs, IP phones, wi-fi phones and many new mobile and wireless devices”, said Dr. Joel Maloff, Fusion’s Chief Technology Officer. “Utilizing SIP as its standard gives Fusion the ability to provide services to the large and growing population of consumers buying SIP-enabled devices. Additionally, most VoIP hardware manufacturers are rapidly deploying new advanced SIP devices that will work with Fusion’s service offerings. Fusion’s technological strategy will allow us to continue capitalizing on the growing popularity of SIP throughout the VoIP industry, while leveraging the significant cost advantages of Peer-to-Peer,” Dr. Maloff added.

FUSION’S ADVANTAGE OVER COMPETITORS

Fusion believes that its technology provides several advantages when compared to other peer-to-peer telephony approaches. The Fusion approach is based on open standards and is designed to be interoperable with new technologies as they emerge. In addition, it is more secure than other peer-to-peer services, and eliminates the risk of potential damage to the end-user’s computer hard drive and the consumption of significant Internet bandwidth that can be attributed to other peer-to-peer services.

“With the addition of this technology, Fusion will be able to combine the advantages and excitement of Peer-to-Peer (P2P) Telephony with the efficiencies and professionalism of a 21st Century carrier-class infrastructure. The result will be expanded features and a high quality service for consumers without the inherent risks and limitations traditionally associated with P2P,” said Roger Karam, Fusion’s President of its VoIP Division.

“We are excited to have reached an agreement to purchase the software. We look forward to sharing how we plan to use this new technology as we begin announcing our new service offerings in the near term. We believe that when added to our existing infrastructure, this technology enhances Fusion’s competitive advantage in the VoIP marketplace,” said Mr. Rosen.

The Directed SIP peer-to-peer technology acquisition is part of Fusion’s continuing effort to differentiate itself from other VoIP service providers such as Google, Inc. Nasdaq Vonage, Skype Technologies SA (recently acquired by ebay) , AOL and Yahoo.

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